UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, June 14, 2012

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree, Inc. at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464 on Thursday, June 14, 2012 at 10:00 a.m. local time, for the following purposes:

•                  To elect seven director nominees to the Company’s Board of Directors as identified in the attached proxy statement, each to serve as a director for a one-year term;

•                  To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

•                  To ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year 2012; and

•                  To act upon any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 13, 2012 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement and then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 18, 2012

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2012

The Company’s proxy statement and annual report to shareholders for the fiscal year ended January 28, 2012 are available at http://www.dollartreeinfo.com/investors/financial/annuals/

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 18, 2012 to all shareholders entitled to vote. The Dollar Tree 2011 Annual Report, which includes our financial statements, is being sent with this proxy statement.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone:  (757) 321-5000.

When and where is the annual meeting?

As shown in the Notice of Annual Meeting, the 2012 annual meeting of shareholders of Dollar Tree, Inc. will be held on Thursday, June 14, 2012, at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464 at 10:00 a.m. local time.

Who is entitled to vote at the meeting?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 13, 2012. Holders of record have one vote for each share held at the close of business.  At that time, there were  115,972,594 shares of Dollar Tree, Inc. common stock outstanding.  Votes will be tabulated by our transfer agent, Computershare.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.

How can I cast my vote?

Shareholder of Record

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card or vote over the telephone or the Internet.

•                  To vote in person, we will give you a ballot to vote your shares when you arrive at the meeting.

•                  To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided.

•                  To vote by Internet, go to www.investorvote.com/DLTR and follow the steps outlined on the secured website.

•                  To vote by telephone, dial toll free, 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

•                  If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Beneficial Owner

•                  To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided.

•                  To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

•                  To vote by telephone, dial toll free, 1-800-454-8683 (please note that beneficial shareholders may receive a different number based on their broker).

•                  If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Shareholders who own their shares in street name are not able to vote at the annual meeting unless they have a proxy executed in their favor from the holder of record of their shares.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•                  FOR each of the Board’s seven nominees for the Board of Directors;

•                  FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•                  FOR the ratification of the selection of KPMG as our independent registered accounting firm for the fiscal year 2012.

Can I change my voting instructions before the meeting?

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 1 prior to the annual meeting or attending the annual meeting to cast your vote in person.

What constitutes a quorum?

A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy.

Who will count the votes?

A representative of Computershare, our transfer agent, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes.

What is the effect of abstentions and broker non-votes?

The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2012 annual meeting will have no effect on the outcome.

Unless your broker receives appropriate instructions from you, your broker may no longer use discretionary authority to vote your shares on any of the matters to be considered at the 2012 annual meeting of shareholders other than the ratification of our independent registered public accounting firm. Therefore, we strongly urge you to vote your shares.

If I share an address with another shareholder and we receive only one paper copy of proxy materials, how can I obtain an additional copy of proxy materials?

In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card and you are a shareholder of record, you should contact Computershare at 1-800-622-6757 (US, Canada, Puerto Rico) or 781-575-4735 (non-US).

If you hold your shares of common stock in “street name” and therefore are not a shareholder of record, contact your account representative at the broker, bank or similar institution through which you hold your shares.

Where and when will I be able to find the voting results?

You can find the official voting results on our Form 8-K within four business days after the annual meeting.

Who pays for the costs of the proxy solicitations?

The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS

Directors and Nominees

We currently have eleven directors on our Board, which was previously divided into three staggered classes for purposes of election.  In June 2010, our shareholders approved our amended Articles of Incorporation and Bylaws to declassify the Board. As part of the transition to a declassified Board, directors who have been elected to three-year terms prior to the effectiveness of the amendment will complete those terms. Beginning with the 2011 meeting, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting.

At the 2012 annual meeting of shareholders, the terms of the following directors are expiring: Arnold S. Barron, Macon F. Brock, Jr., Mary Anne Citrino, J. Douglas Perry, Thomas A. Saunders III, Thomas E. Whiddon and Carl P. Zeithaml. The Board proposes to nominate these seven directors to be re-elected for a one-year term at the 2012 annual meeting of shareholders.

All other directors will continue in office following this annual meeting and their terms will expire in 2013. The entire Board will be elected annually beginning with the 2013 annual meeting.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

Our directors are elected by a “plurality” vote.  The nominees for each of the seven board seats to be voted on at the 2012 Annual Meeting of Shareholders receiving the greatest number of votes cast will be elected. Shares held by brokers that are not voted in the election of directors will have no effect.   In addition, we have adopted a corporate governance policy requiring each director-nominee to submit a resignation letter if he or she does not receive a majority of the votes cast.  See page 15 for more on this policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

Arnold S. Barron Private Investor; corporate director Chairman of the Compensation Committee

Mr. Barron, age 64, was the Senior Executive Vice President, Group President of The TJX Companies, Inc. from 2004 until his retirement in January 2009. His employment with The TJX Companies began in 1979. He held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several other executive positions within The TJX Companies, Inc.

With more than thirty years of experience in senior management, operations and retail merchandising, Mr. Barron brings a tremendous combination of skills and experience spanning areas key to our business.

Mr. Barron became a director of Dollar Tree in March 2008. He also serves on the Board of rue21, inc.

Macon F. Brock, Jr. Non-Executive Chairman Dollar Tree, Inc.

Mr. Brock, age 70, has been Chairman of the Board since 2001 and a director since 1986. He served as the Chief Executive Officer from 1993 to 2003. From 1986, when he co-founded Dollar Tree, until 2001, he served as President. Until 1991, he was an officer and director of K&K Toys, Inc. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps. He is a past Chairman of Randolph-Macon College.

As the company’s co-founder, Chairman of the Board and former Chief Executive Officer, Mr. Brock brings to our Board an intimate knowledge of our business coupled with experience in strategic business development, store operations, logistics, procurement, risk management, sales, marketing and other matters. His service on the Board also ensures that the Company’s unique culture and historical commitment to the core values of its customers is preserved. The Board also benefits from his service on the Nominating and Corporate Governance Committee and Compensation Committee of Lumber Liquidators, Inc. and the Compensation Committee of rue21, inc.

Mr. Brock has served on our Board since 1986. He also serves on the Board of Lumber Liquidators, Inc. and rue21, inc. He previously served on the Board of Landmark Communications from 2004 through 2009.

Mary Anne Citrino Senior Managing Director, Corporate Advisory Services The Blackstone Group Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee

Ms. Citrino, age 53, has been the Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2005. Previously, Ms. Citrino was employed at Morgan Stanley for over twenty years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

With more than twenty years of experience in investment banking, extensive experience in mergers and acquisitions, together with her competence in critical financial analysis and successful record in a variety of business dealings, Ms. Citrino brings essential skills and a unique perspective to the Board.

Ms. Citrino was appointed as a director of Dollar Tree in 2005. She also serves on the Board of Health Net, Inc.

J. Douglas Perry Chairman Emeritus Dollar Tree, Inc.

Mr. Perry, age 64, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he co-founded Dollar Tree. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, Inc. which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

As the company’s co-founder, former Chairman and Chief Executive Officer, Mr. Perry brings to the Board vital leadership and executive management skills, as well as a deep understanding and knowledge about our business.

Mr. Perry has served on our Board since 1986.

Thomas A. Saunders III President, Ivor & Co., LLC Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee

Mr. Saunders, age 75, has been the President of Ivor & Co., LLC, a private investment company, since 2000. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree. SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders is the recipient of the 2008 National Humanities Medal and a recipient of the highest awards bestowed by the Marine Corps University Foundation, the New-York Historical Society, the Virginia Military Institute and the Darden Graduate School of Business at the University of Virginia.

Mr. Saunders brings to the Board valuable financial expertise, including extensive experience in investment banking and a solid understanding of the capital markets. As a company director for nineteen years and lead independent director for the past five years, Mr. Saunders also brings to the Board critical leadership skills and a deep understanding of our business. The Board also benefits from his service on the Nominating and Corporate Governance Committee and Compensation Committee of Hibbett Sports, Inc.

Mr. Saunders has been a Dollar Tree director since 1993. He also serves on the Board of Hibbett Sports, Inc. and Teavana Holdings, Inc.

Thomas E. Whiddon Private investor; Advisory Director, Berkshire Partners, LLC Chairman of the Audit Committee

Mr. Whiddon, age 59, is an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, served in interim executive operating roles for various Berkshire portfolio companies from 2004 to 2006. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he served as the Chief Financial Officer and Treasurer of Zale Corporation from 1994 to 1996. From 1986 to 1993, he served as the Treasurer of Eckerd Corporation.

Having served as Chief Financial Officer and Treasurer of successful large public retail companies, coupled with his many years of experience in public accounting, Mr. Whiddon brings to our Board extensive financial expertise. In addition, our Board has determined that Mr. Whiddon qualifies as an Audit Committee financial expert. His service on the Board and a number of Committees of Carter’s Inc. and Sonoco Products Company, Inc. further enhances his contributions to our Board. He also brings a fresh perspective to Dollar Tree’s logistics and technology focus.

Mr. Whiddon has been a member of our Board since 2003. He currently serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Carl P. Zeithaml Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee

Dr. Zeithaml, age 62, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic management. He joined the McIntire School in 1997, after eleven years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

Dr. Zeithaml provides the Board with expertise in strategic management with an emphasis on competitive strategy, corporate governance and global strategy. He brings to the Board extensive educational experience and a strong understanding of risk management.

Dr. Zeithaml became a director of Dollar Tree in July 2007.

Other Directors

H. Ray Compton Private investor; corporate director Member of the Nominating and Corporate Governance Committee; Member of the Compensation Committee

Mr. Compton, age 69, has been a director since 1986. Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for fifteen years with a manufacturing company in various accounting and management positions.

Having served as a director for twenty-six years and a former Chief Financial Officer, Mr. Compton brings to the Board a deep understanding of the company’s history and unique business model. In addition, Mr. Compton’s extensive experience in management, finance and accounting, coupled with his past service as Chairman of the Audit Committee for Hibbett Sports, Inc., is a vital asset to our Board.

Mr. Compton has been a director of Dollar Tree since 1986. He previously served on the Board of Hibbett Sports, Inc. from 1997 to 2005.

Conrad M. Hall Private investor; corporate director Member of the Audit Committee

Mr. Hall, age 68, served as the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company from 2006 until his retirement in January 2009. Prior to 2006, he served as the President and Chief Executive Officer of Trader Publishing Company since April 1991. From 1989 to 1991, he served as the President of Landmark Target Media, Inc. Mr. Hall joined Landmark Communications, Inc. in 1970 where he held various senior positions, including Executive Vice President and Chief Financial Officer from 1985 to 1989. He also served as the Vice President of The Virginian-Pilot and The Ledger-Star division of Landmark from 1977 to 1981.

Mr. Hall’s experience as a former Chief Executive Officer and his demonstrated success in new business development is of immense value to the Board, especially as we continue to evaluate growth opportunities. He also brings to the Board thirty years of operational expertise, extensive experience in information technology, strategic planning, human resources, and a solid financial background.

Mr. Hall became a director of Dollar Tree in January 2010. He previously served as a director for Dominion Enterprises and Landmark Communications, Inc. from 2006 through 2009. He also served on the Board of Trader Publishing Company from 1991 through 2006.

Lemuel E. Lewis Private investor; corporate director Member of the Audit Committee

Mr. Lewis, age 65, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. From 1981 to 2000, he held several other senior positions with Landmark Communications.

Mr. Lewis brings to the Board many years of experience in accounting, finance, human resources, mergers and acquisitions, and business unit operations. The Board also benefits from his valuable financial experience as a former Chief Financial Officer and his service on other Boards, including the Audit Committee of Markel Corporation. In addition, our Board has determined that Mr. Lewis qualifies as an Audit Committee financial expert.

Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Board of Markel Corporation and Owens & Minor Inc.. He served as Chairman of the Board for the Federal Reserve Bank of Richmond from 2008 through 2010 and was the Chairman of its Audit Committee from 2005 to 2008. He previously served on the Board of Landmark Communications from 2006 through 2008.

Bob Sasser President and Chief Executive Officer Dollar Tree, Inc.

Mr. Sasser, age 60, has been Chief Executive Officer since 2004 and President since 2001. He had been Dollar Tree’s Chief Operating Officer from 1999 to 2004. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994, he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Mr. Sasser’s demonstration of outstanding leadership skills, business acumen, commitment to excellence, and his major contributions to the company’s growth and success as the Chief Executive Officer of Dollar Tree, provides essential insight and guidance to our Board. In addition, the Board benefits from Mr. Sasser’s thirty-nine years of retail experience.

Mr. Sasser was elected to our Board in 2004. He serves on the Board of The Fresh Market, Inc.

Executive Officers (Other than those listed above)

Kevin S. Wampler Chief Financial Officer Dollar Tree, Inc.

Mr. Wampler, age 49, has been the Chief Financial Officer since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

Gary M. Philbin Chief Operating Officer Dollar Tree, Inc.

Mr. Philbin, age 55, became Chief Operating Officer in March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree after a thirty year career in the retail grocery industry. This included serving as the Chief Executive Officer, President and Chief Merchandising Officer of Grand Union from 1997 through the year of the company’s sale in 2000. Prior to Grand Union, he held senior executive level positions with SuperValu from 1996 to 1997, and A&P, from 1993 to 1996. In his career, Mr. Philbin held roles in both merchandising and operations at the corporate level. His career started with the Kroger Company where he held increasing positions of responsibility over a twenty year career.

Robert H. Rudman Chief Merchandising Officer Dollar Tree, Inc.

Mr. Rudman, age 61, has been Chief Merchandising Officer since June 2003. Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc. From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores. Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Stephen W. White Chief Logistics Officer Dollar Tree, Inc.

Mr. White, age 57, has been Chief Logistics Officer since April 2003. He was the Senior Vice President of Logistics from 1999 to 2003, Vice President of Logistics from 1995 to 1999 and Director of Transportation and Distribution from 1994 to 1995. Prior to joining Dollar Tree, he served as Director of Transportation and held various other positions at Ames Department Stores from 1986 to 1994. Prior to Ames, he held several transportation and supply chain positions with a number of companies, including Shell Oil Company and Eastern Airlines.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at http://www.dollartreeinfo.com/investors/corporate/. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.  A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.

Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 9 and “Communicating with our Board Members” on page 16. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the Committee shall consider:

•                  the candidate’s ability to help the Board create shareholder value,

•                  the candidate’s ability to represent the interests of shareholders,

•                  the business judgment, experience and acumen of the candidate,

•                  the need of the Board for directors having certain skills and experience,

•                  other business and professional commitments of the candidate, and

•                  the number of other boards on which the candidate serves, including public and private company boards.

Our Nominating and Corporate Governance Committee does not have a written diversity policy, however, it does give consideration to potential candidates who would represent diversity on the Board with respect to professional background, experience, expertise, age, gender, and ethnicity.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.

Shareholder Nominations for Election of Directors

Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartreeinfo.com/investors/corporate/.

Each shareholder’s notice to the Corporate Secretary must include, among other things:

•                  the name and address of record of the shareholder who intends to make the nomination;

•                  a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•                  the class and number of shares of our capital stock beneficially owned by the shareholder; and

•                  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:

•                  the name, age, business address and, if known, residence address, of the nominee;

•                  his or her principal occupation or employment;

•                  the class and number of shares of our capital stock beneficially owned by such person;

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation

Director compensation is established by the Board of Directors and periodically reviewed.  Beginning with the June 2010 Annual Shareholder Meeting, the Board determined that each non-employee director —that is, every director other than Macon Brock and Bob Sasser - will receive an annual retainer of $125,000, payable quarterly in advance. In addition, the Audit Committee chair will receive $30,000 and Audit Committee members will receive $20,000; the Compensation Committee chair will receive $20,000 and Compensation Committee members will receive $15,000; the Nominating and Corporate Governance Committee chair will receive $15,000 and the Nominating and Corporate Governance Committee members will receive $10,000. The Lead Director will receive an additional $35,000.  The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. We do not offer non-equity incentives or pension plans to non-employee directors.

Under our shareholder-approved 2003 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 3.67% in 2011). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.

In 2007, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $100,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders.  As of January 28, 2012, all of our directors owned shares in excess of this amount.

In 2005, we entered into a consulting agreement with Mr. Perry that provides for annual fees of $30,000 to be paid to him and ensure his eligibility in our group health plans at his cost.  The agreement generally allows for termination by either of the parties upon thirty days’ written notice, except that if an agreement is terminated in connection with a change of control, the company is obligated to pay fees for the remainder of the consultant’s life.

Mr. Compton, who retired as a part-time employee in 2004 and as a full-time employee in 2002, has a post-retirement benefit agreement that provides for $30,000 to be paid to him annually and allows him to participate in our group health plans at his cost. Mr. Compton does not provide advisory services to the Company.

The following table shows compensation paid to each person who served as a director during fiscal year 2011. (Bob Sasser’s compensation information can be found on page 27 of this document).

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)	Total ($)

Arnold S. Barron	$145,000	$0	$145,000

Macon F. Brock, Jr.	0	541,468	541,468

Mary Anne Citrino	155,000	0	155,000

H. Ray Compton	150,000	30,000	180,000

Conrad M. Hall	137,500	0	137,500

Lemuel E. Lewis	145,000	0	145,000

J. Douglas Perry	125,000	30,000	155,000

Thomas A. Saunders III	175,000	0	175,000

Thomas E. Whiddon	155,000	0	155,000

Carl P. Zeithaml	140,000	0	140,000

(1)          This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)          This column includes a post-retirement benefit paid to Mr. Compton and consulting fees paid to Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 36 of this proxy. This column also includes compensation paid to Mr. Brock for his services as Chairman. His overall compensation includes: base salary in the amount of $200,000; grant date fair market value in the amount of $299,765 for 5,285 performance-based restricted stock units granted on 4/1/2011; perquisites in the amount of $23,812; and profit sharing in the amount of $17,891.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2011 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of January 28, 2012, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2011 ($)(1)	Shares Underlying Amounts Deferred in 2011 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)

Arnold S. Barron	$100,000	1,441	8,531	0	8,531

Mary Anne Citrino	155,000	2,233	22,477	6,850	29,327

H. Ray Compton	0	0	0	9,000	9,000

Conrad M. Hall	137,500	1,957	2,603	0	2,603

Lemuel E. Lewis	145,000	2,089	16,058	0	16,058

J. Douglas Perry	0	0	835	0	835

Thomas A. Saunders III	175,000	7,639	0	118,321	118,321

Thomas E. Whiddon	0	0	0	18,000	18,000

Carl P. Zeithaml	84,000	1,210	7,152	0	7,152

(1)          This column shows the dollar amount of retainers and fees deferred in 2011 under the DDCP.  Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account. In 2011, we credited $414 to Mr. Perry’s deferred cash account (to which he did not contribute in 2011).

(2)          Shares in this column represent deferred shares and in the case of Mr. Saunders, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $250,370 was recorded in 2011.

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2012 and will hold special meetings when company business requires. During 2011, the Board held five formal meetings and undertook action by unanimous consent on two occasions. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee

The Audit Committee has four members:  Thomas Whiddon (Chairman), Mary Anne Citrino, Conrad Hall and Lemuel E. Lewis. The functions of this committee include:

•                  reviewing management’s assessment of our internal control over the financial reporting process;

•                  reviewing results of internal control testing related to Section 404 of the Sarbanes-Oxley Act of 2002;

•                  reviewing our quarterly and annual financial statements;

•                  reviewing the audit efforts of our independent auditors and internal audit department;

•                  reviewing related party transactions; and

•                  selecting the independent auditors and any independent counsel or other advisers it deems necessary.

The Audit Committee met in person or via teleconference eight times in 2011. In addition, the Chairman of the committee conducted periodic updates with the independent auditors and/or financial management.

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Whiddon, and Audit Committee member Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, qualify them as “audit committee financial experts,” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Report of the Audit Committee

The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.

In connection with these responsibilities, the Audit Committee:

•                  met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•                  discussed with counsel our compliance with NASDAQ listing requirements and other securities regulations;

•                  met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended January 28, 2012;

•                  discussed with KPMG the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees) (as amended);

•                  discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•                  received from KPMG written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence;

•                  reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•                  discussed with KPMG any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 28, 2012 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Mary Anne Citrino	Conrad M. Hall	Lemuel E. Lewis	Thomas E. Whiddon

Compensation Committee

The Compensation Committee has three members: Arnold Barron (Chairman), H. Ray Compton and Carl Zeithaml.

The functions of this committee include:

•                  overseeing our compensation and benefit practices;

•                  establishing the compensation arrangements for our executive officers;

•                  administering our executive compensation plans and Employee Stock Purchase Plan;

•                  administering and considering awards under our stock- and equity-based compensation plans; and

•                  reviewing annually executives’ stock ownership levels to ensure compliance with the Company’s executive ownership policy.

The Compensation Committee met in person or via teleconference six times in 2011 and undertook actions by unanimous consent on three occasions. In addition, the Chairman engaged in numerous in-depth discussions with members of management.

The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 17.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members:  Thomas A. Saunders III (Chairman), Mary Anne Citrino and H. Ray Compton. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•                  recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders meeting;

•                  if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•                  recommend nominees to be appointed by the Board to fill interim director vacancies;

•                  review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•                  monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•                  lead the Board in its biennial performance evaluation;

•                  evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board;

•                  review our governance structure;

•                  recommend policies for compensation and equity ownership guidelines for Board members who are not executive officers, as well as expense reimbursement policies;

•                  review annually the directors’ stock ownership levels to ensure compliance with our director target ownership policy; and

•                  monitor annually the education of Board members on matters related to their service on the Board.

The committee also advises the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee met in person or via teleconference on four occasions in 2011. During 2011, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness.  For further information on the committee, its composition and procedures, please see the discussion beginning on page 8.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following eight directors have been determined by our Board to be, and have been throughout 2011, independent directors within the applicable listing standards of the NASDAQ Stock Market: Arnold Barron, Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel Lewis, Thomas A. Saunders III, Thomas E. Whiddon, and Carl Zeithaml. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Perry and Sasser who are or were members of management or are paid consultants. In making its independence determination, the Audit Committee considered a common investment between us and a fund related to Mr. Saunders. See “Information about the Board of Directors” on page 10 and “Certain Relationships and Related Transactions” on page 36 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2012 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives sit on any of our committees.

At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

In 2007, we adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTreeinfo.com in the Investor Relations section.

Board Leadership Structure

In 2003, the company separated the position of the Chief Executive Officer and Chairman. Our corporate guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent.  Because Macon F. Brock, Jr., our Chairman, is not independent, our Board appointed Thomas A. Saunders III as Lead Director in May 2007, upon the recommendation of the Nominating and Corporate Governance Committee. Since 2007, the Board has annually confirmed him in this role.  Mr. Saunders role is similar to that of an Independent Chairman.  As our Lead Director, he has clearly defined leadership authority and responsibilities, including: setting the agenda for and presiding over executive sessions of solely independent directors; conferring with the Chief Executive Officer and Chairman; communicating feedback from the Board regarding the CEO’s performance; working with the Chairman to set the Board agenda; and remaining well-informed about senior management and succession plans.  We believe that as Lead Director, Mr. Saunders has been effective at enhancing the overall independent functioning of the Board.

After careful consideration, the Board determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. As part of the company’s ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Director.

Majority Vote Standard for the Election of Directors

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee is elected but does not receive a majority of the votes cast.  Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election.  In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its Audit Committee whose charter requires that its members be knowledgeable of and inquire about risk related to the company’s business. The company’s Internal Audit Department conducts an annual investigation and evaluation of enterprise risk which focuses on four primary areas essential to the successful operation of the company: 1) strategic, 2) financial, 3) operational and 4) governance.  The Internal Audit department reports its findings to and answers inquiries of the Audit Committee. The Committee Chair then shares this information with the full Board at its next meeting and responds to its directors.

The Audit Committee also engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Financial Officer, General Counsel and the Chief Executive Officer on matters related to risk.   The Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication.  In addition, the Company’s Disclosure Committee meets at least quarterly and monitors internal controls over financial reporting and ensures that the company’s public filings contain discussions about risks our business faces, all of which is reported to the Board. In addition to the Audit Committee, other committees of the Board consider risk within their areas of responsibility. In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results.  The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee reports its findings to the full Board.

Code of Ethics

Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, which was recently reviewed and approved by the Board on January 12, 2012. A copy of this code may be viewed at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”  In addition, a printed copy of our Code of Ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.  To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary from the standpoint of security and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com.  Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.

In 2009, we created the position of Vice President, Corporate Governance and Corporate Counsel.   This officer now serves as the liaison with our shareholders on governance matters. We established this new position to provide a more direct channel for communications with shareholders, to ensure an open dialogue on an ongoing basis and to promote increased understanding of industry standards for best practices in corporate governance as they evolve.

We expect each of our directors to attend the annual meeting of our shareholders. All of the eleven incumbent directors were in attendance at the 2011 annual meeting of our shareholders.

Shareholder Proposals for the 2013 Annual Meeting

Shareholder proposals for the annual meeting of shareholders to be held in 2013 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 18, 2013. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 9 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 18, 2013. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders. In 2011, the Compensation Committee established base salaries,  approved targets and awards under an annual cash incentive plan and made long-term incentive awards, the vesting of which are subject to our achieving a target level of performance and the executives remaining with us over a specified period of time.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2012 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold S. Barron	H. Ray Compton	Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries, except H. Ray Compton who was an officer of the company until his retirement in 2004.  In addition, none of the members of the Compensation Committee has or had any relationship with the company during fiscal 2011 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Compensation Discussion and Analysis

2011 Executive Compensation Overview

Despite continuing economic pressures, 2011 proved to be another exciting year for the Company where our business momentum remained strong. The Company’s consolidated net sales were $6.63 billion, a 12.7% increase compared with 2010 sales of $5.88 billion. Comparable store sales increased 6.0%, on top of a 6.3% increase in 2010. Diluted earnings per share were $4.03, an increase of 30.0% from $3.10 diluted earnings per share reported last year.

We are committed to a pay-for-performance policy for our executives that appropriately balances each executive’s total compensation between cash and non-cash and short and long-term components, while ensuring that a significant portion of pay is performance-based and therefore, at risk. We believe that our executive compensation program, combined with our stock ownership guidelines, effectively link the interest of our executive officers with the interests of our shareholders and focuses the executives on the long-term growth and profitability of our business, without encouraging excessive risk-taking.

The following provides an overview of executive compensation actions in fiscal 2011:

•                  The Compensation Committee implemented recommendations from its independent compensation consultant retained in the spring of 2010 to ensure that the Company’s executive compensation program remained competitive and appropriately aligned with shareholders’ interests;

•                  The Committee changed the financial performance metric used in our performance-based compensation program;

•                  The Compensation Committee approved base salary increases and cash bonus payouts for our named executive officers. The Committee also increased the target bonus opportunity for the executive officers while also increasing the performance level required to earn maximum bonus;

•                  The Compensation Committee approved long-term equity incentive awards in the form of restricted stock units. The awards were determined on a dollar-value basis using the average value of the 2009 and 2010 spring grants as opposed to awarding a fixed number of units;

•                  The Compensation Committee approved target award values for each of our named executive officers under a new three-year long term performance program made available under the Company’s Omnibus Incentive Plan.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the direct responsibility to determine and approve the compensation of the named executive officers. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee when deemed appropriate, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers.

Role of the Chief Executive Officer in Compensation Decision-Making

In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other named executive officers to the Compensation Committee or its consultants.  The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers.  He makes no recommendations concerning his own compensation to the Compensation Committee or its consultants. The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request. The Chief Executive Officer does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.

Role of the Compensation Consultant

Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. Aon Hewitt LLC was retained in the spring of 2010 to assist the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program. The scope of Aon Hewitt’s service focused on: (1) benchmarking against an appropriate peer group; (2) determining the effectiveness of existing incentive plan metrics; (3) reviewing the balance between short-term and long-term incentives, cash-based and stock-based incentives, and reviewing each pay element within the total pay package and the extent that pay aligns management interest with shareholders. Other key design areas that were considered included goal setting, payout opportunities, eligibility, vesting structure, form of settlement, timing of payouts, and how our incentive plan design controls for risk.

Aon Hewitt attended certain meetings of the Compensation Committee at its request, met with members of the senior management team and held several discussions between meetings with the Committee Chairman. No executive officer had the authority to direct the work of Aon Hewitt with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers. Commencing with the June 2010 meeting, the Compensation Committee, with the assistance of Aon Hewitt, established a new peer group and started discussions regarding how pay strategies can be refined to continue to meet business strategies, effectively link the executive compensation program to shareholder interest and bring executive compensation to more competitive levels beginning in fiscal year 2011.

In fiscal 2011, the Company engaged Aon Hewitt to provide employee dependent verification services to help verify the eligibility of our employees’ dependents prior to enrollment into our health insurance plan. In addition, Aon Risk Services, Inc. (“Aon Risk”), an affiliate of Aon Hewitt, provided insurance brokerage services to the Company for which it received commissions.

In fiscal 2011, we paid $642,421 for the additional services described above, and $22,403 was paid to Aon Hewitt for executive compensation consulting services provided directly to the Compensation Committee. The decisions to engage Aon Hewitt and Aon Risk for these additional services were made by management, and the approval of the Compensation Committee or Board of Directors was not required or requested. However, the Compensation Committee has reviewed the relationship between the entities and the internal guidelines adopted by Aon Hewitt to guard against any potential conflict of interest and ensure its consultants provide only independent advice, regardless of fees paid to the firm. The Compensation Committee believes the additional services provided to management by Aon Hewitt and Aon Risk does not impair the objectivity of the advice rendered by Aon Hewitt to the Compensation Committee on executive compensation matters. The Compensation Committee continues to engage Aon Hewitt on an ad hoc basis for executive compensation consulting services.

Further information on the Compensation Committee’s procedures for determining executive compensation is included in its Charter which can be found at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•                  align executive pay with shareholders’ interests;

•                  recognize individual initiative and achievements;

•                  attract, motivate and retain highly qualified executives; and

•                  unite the executive management team to a common objective.

Assessment of Risk

We have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our company.

Say on Pay Votes

In compliance with Section 14A of the Securities Exchange Act of 1934, the Company asks the shareholders to approve,

on an advisory basis, the compensation of our named executive officers as disclosed in the Company’s proxy statement (commonly known as “Say on Pay”). The Company believes that Say on Pay is an important means by which shareholders may express their views regarding the Company’s executive compensation and has decided to hold a Say on Pay advisory vote on an annual basis.

During our June 2011 annual shareholders’ meeting, we provided our shareholders with an advisory vote to approve the compensation of our named executive officers. The Company received an overwhelming support of 98% for its Say on Pay proposal. The Compensation Committee believes the results of these Say on Pay votes reflect our shareholders’ approval of our executive compensation program. Therefore, the Compensation Committee did not make any changes to its executive compensation program as a result of the 2011 Say on Pay votes.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses, and long-term equity incentives generally in the form of restricted stock units. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

The difference between the compensation of the Chief Executive Officer and the other named executive officers is caused by a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals. Accordingly, he receives a higher base salary, higher annual bonus incentives and higher long-term equity incentives as a product of his greater authority, responsibility and oversight.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•                  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•                  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable and;

•                  historical cash and equity compensation levels.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

In fiscal 2010, the Compensation Committee, with the assistance of Aon Hewitt, established a peer group consisting of the following 14 companies that we believe are similarly situated to Dollar Tree and represent the markets in which we compete for executive talent:

Advance Auto Parts Inc.	GameStop Corp.
AutoZone Inc.	O’Reilly Automotive Inc.
Big Lots Inc.	RadioShack Corp.
Dick’s Sporting Goods, Inc.	Ross Stores Inc.
Dollar General Corp.	Starbucks Corp.
Family Dollar Stores Inc.	Wendy’s/Arby’s Group Inc.
Foot Locker Inc.	Yum! Brands Inc.

Aon Hewitt assisted the Compensation Committee with identifying positions comparable to those of our named executive officers and providing the Committee with benchmarking data for both total direct compensation and each element of total direct compensation within the peer group. Aon Hewitt also assisted the Compensation Committee with reviewing the financial performance of the peer group companies. The financial metrics used by the Compensation Committee to evaluate performance of the 14 peer companies included sales/revenue growth, operating income growth, operating cash flow growth, free cash flow growth, diluted earnings per share growth, return on invested capital, operating margin and total shareholder return. Multiyear growth of the peer group was measured by reviewing historical data from each one, three and five-year periods between 2001 through 2009. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to its peers.

In evaluating the competitiveness of Dollar Tree named executive officers’ compensation in fiscal 2010, the Compensation Committee, with the assistance of Aon Hewitt, found that the total direct compensation for the majority of our executives fell below the median of the peer group.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts. During fiscal 2011, the Compensation Committee rebalanced these components to make overall compensation more competitive and to include three-year performance goals in our mix of long-term incentive compensation.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; a biannual executive physical, in order to ensure the health and continuity of our executive team; and an employer-paid portable term life insurance plan for executives, which includes a one times base annual salary benefit.   We believe the nature and amounts of all perquisites provided to our named executive officers are reasonable and that they support our expectations of an engaged and productive executive team.

Our base salary and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital, and to ensure retention of key personnel.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2011, 2010 and 2009 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

The Compensation Committee determined during its March 2011 meeting that our named executive officers would receive moderate base salary increases. Base salaries paid to our NEOs in fiscal 2011 are contained in the Summary Compensation Table in this Proxy Statement.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive.

For fiscal year 2011, the Company changed its performance targets from earnings per share to operating income. The new performance metric will reward profitability of the overall company operations and focus the executive team on operational efficiency and expense management. The operating income target was defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. For 2011, the operating income target was $727,572,000, which reflected our strategic plan.  The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the Compensation Committee establishes the MICP corporate performance target, which is generally derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

For 2011, incentive bonuses targets were raised from 50% to 70% of base salary for named executive officers and from 100% to 120% for the CEO.  Of that amount, 85% is linked to a specified operating income target and 15% to individual performance. In order for an executive to receive any bonus, we must achieve at least 85% of the operating income target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made.  The performance level at which maximum bonus is earned increased from 115% of performance target to 125% of performance target.  Maximum bonus opportunity increased from 212.5% of target to 225% of target.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2011:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO) (120% target)	Corporate Performance Component as a percent of salary (other executives) (70% target)
Below 85.0%	0.0%	0.0%	0.0%
85.0%	25.0%	25.50%	14.88%
90.0%	50.0%	51.00%	29.75%
95.0%	75.0%	76.50%	44.63%
100.0%	100.0%	102.00%	59.50%
105.0%	125.0%	127.50%	74.38%
110.0%	150.0%	153.00%	89.25%
115.0%	175.0%	178.50%	104.13%
120.0%	200.0%	204.00%	119.00%
125.0% or above	225.0%	229.50%	133.88%

The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March. The Compensation Committee may revise the target amount to account for unusual factors such as, but not limited to, the acquisition of a company, expenses related to changes in accounting rules and non-cash charges. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification. The Compensation Committee did not exercise such discretion with respect to the 2011 bonus payments.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable.  Any portion of the bonuses described above may be paid through the Omnibus Incentive Plan (“OIP”) in order to preserve the Company’s deduction under Section 162(m) of the Internal Revenue Code. In such event, the additional restrictions of the OIP shall apply to the applicable payments.

Long-Term Incentives

The Compensation Committee provides equity incentives to executives through the Omnibus Incentive Plan, which replaced the 2004 Executive Officer Equity Incentive Plan and the 2003 Equity Incentive Plan as of June 2011. The Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Since 2009, long-term equity incentives generally have been made available to executives in the form of restricted stock units. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests while also focusing on retention and stock ownership. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases.  Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years.  Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards. As instituted in 2011, multiyear performance goals support consistent growth in shareholder value across a longer time horizon.

In March 2011, the Committee approved the dollar value of performance-based restricted stock units granted to our executives that will vest ratably over three years. The target value of the restricted stock unit award for each executive was determined by using the average grant date present value of the fiscal years 2009 and 2010 restricted stock unit awards. The number of restricted stock units awarded was calculated by dividing the dollar value of the fiscal year 2011 award by the fair market value of a share of Dollar Tree stock on April 1, 2011, and rounded down to the nearest five shares. These awards are subject to the achievement of 80% of the target operating income for fiscal 2011.  Thus, the awards are tied to performance measures that align executives’ interest with those of our shareholders and are fully at risk.

In June of 2011, the Compensation Committee approved a new three-year long-term performance program (“LTPP”). The program provides for payments contingent upon the achievement of a cumulative performance goal that is measured over a three-year performance period. Provided that performance is met, the award is settled in both cash and restricted stock units. On June 16, 2011, the Compensation Committee approved awards to our named executive officers under the LTPP. The target value of the award was divided equally between cash and restricted stock units. The target number of restricted stock units was calculated by dividing the target restricted stock unit award value (which represents fifty percent of the total target award value) by the fair market value of a share of Dollar Tree stock on July 1, 2011.

Under the LTPP, each named executive officer will have the opportunity to earn between zero percent (0%) and two hundred percent (200%) of his individual target award based on the level at the which Company achieves its three year operating income goal for the performance period beginning on January 30, 2011 and ending on February 1, 2014. Payouts are made as soon as practicable following the end of the three-year performance cycle and the certification of the performance achievement and corresponding award by the Compensation Committee.

The LTPP adds an incentive tied to our long-term performance while bringing our target total direct compensation for our named executive officers to more competitive levels. The use of cumulative earnings captures results over the entire three year performance period and aligns with the Company’s long term strategic planning and our shareholders’ interest.

Timing of Long-Term Incentive Awards

Our grant policy for equity awards establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of equity incentives to new officers occur at the time of the person’s appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant. As noted above, the Committee approved in June 2011 target award values to our named executive officers under the new three-year LTPP, to be effective on July 1, 2011. These grants were made pursuant to the Omnibus Incentive Plan, which was approved by the Company’s shareholders in June 2011. Beginning in 2012, the Committee plans to make any new LTPP awards during the spring, consistent with the timing of granting other long term incentive awards.

The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price.  We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Policy Against Hedging Company Stock

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained for the CEO is 100,000 shares and varies between 12,000 to 30,000 for other executive officers, depending on the executive’s position. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock. As of April 13, 2012, all of our named executive officers were in compliance with the stock ownership guidelines.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

The Compensation Committee also reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives.  Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the CEO and 1.5 times for other named executive officers. Any amounts payable are intended to be tax deductible under applicable tax regulations and payments are capped so that they do not trigger excise taxes.

The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability.  The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.

The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions.  The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors.  The multiple applicable to the Chief Executive Officer’s retention agreement is higher to reflect the greater importance the Compensation Committee places on his management role and responsibility.

Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Annual Compensation of Executive Officers

In the following table, we summarize the compensation earned during fiscal years 2011, 2010 and 2009 by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2011, 2010 and 2009. We refer to these five individuals in this proxy statement as the “Named Executive Officers.”

The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.

Summary Compensation Table (For the Fiscal Years ended January 28, 2012, January 29, 2011 and January 30, 2010)

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
	2011	$1,080,769	$3,193,858	$1,813,020	$56,769	$6,144,416
Bob Sasser	2010	971,154	2,985,500	1,948,750	58,236	$5,963,640
Chief Executive Officer	2009	850,000	2,178,000	1,650,063	49,972	4,728,035

	2011	466,154	874,752	445,983	52,423	1,839,312
Kevin Wampler	2010	445,192	895,650	432,563	50,822	1,824,227
Chief Financial Officer	2009	425,000	1,158,600	409,966	66,557	2,060,123

	2011	618,269	1,224,798	595,688	54,380	2,493,135
Gary Philbin	2010	572,692	1,074,780	566,474	51,620	2,265,566
Chief Operating Officer	2009	500,000	784,080	486,625	48,841	1,819,546

	2011	534,231	996,799	513,540	61,481	2,106,051
Bob Rudman	2010	493,654	895,650	490,620	53,750	1,933,674
Chief Merchandising Officer	2009	425,000	653,400	410,763	54,703	1,543,866

	2011	361,154	464,851	345,400	58,592	1,229,997
Stephen White	2010	341,154	477,680	328,526	52,017	1,199,377
Chief Logistics Officer	2009	325,000	348,480	316,794	50,284	1,040,558

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore, the “Bonus”, “Option Awards” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns are  omitted as all amounts are zero.

(1)          Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table.

(2)          Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units (RSU) and performance-based restricted stock units computed in accordance with FASB ASC Topic 718 related to the annual spring grant (RSU awards) and grants made under the new three-year long-term performance program (“LTPP”). The Compensation Committee determined that the LTPP awards would be made 50% in cash and 50% in performance-based restricted stock units. We are required to report the equity portion of the award at the beginning of the LTPP cycle even though, should it be earned, it will not be paid until the end of the cycle. The cash portion of the LTPP award is not reported until earned at the end of the cycle. Both the cash and equity portions of the LTPP award are earned only if performance conditions are met and the final payment amount, if any, will range from 0% to 200% of the stated target. The amounts shown in this column assume performance at target. Fair value for the RSU awards is calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2011 awards would be as follows: $974,708 for Kevin Wampler; $1,349,795 for Gary Philbin; and $514,795 for Stephen White. Pursuant to FASB ASC Topic 718, due to Bob Sasser’s and Bob Rudman’s retirement-eligible status, the fair value of each of their 2011 awards is calculated at the date of grant and is not modified to reflect actual performance; therefore, the fair values  remain the same as those included in this column even in the event of maximum performance. Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. See the Grants of Plan-Based Awards Table for information on awards made in 2011.

(3)          The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan as discussed in the Compensation Discussion and Analysis above. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee.

(4)          “All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance and relocation, none of which individually exceeded $25,000 in either 2011, 2010 or 2009.  Effective in March 2009, the company discontinued tax gross-ups on all perquisites, except for business-related relocation expenses.  In 2008, the company slightly increased the car allowance provided to named executive officers but discontinued the gas reimbursements. Car allowance is intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser and Mr. Brock, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes.  They each reimburse the company for all variable costs but none of the fixed costs relating to their plane usage.  Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

NEO	Perquisites	Profit Sharing & 401k Match	Total
Bob Sasser	$24,489	$32,280	$56,769
Kevin Wampler	20,476	31,947	52,423
Gary Philbin	22,300	32,080	54,380
Bob Rudman	29,417	32,064	61,481
Stephen White	26,558	32,034	58,592

Grants of Plan-Based Awards Table

		Compensation	Estimated Future Payouts Under Non- Equity Incentive Plans (2)			Estimated Future Payouts Under Equity Incentive Plans (3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Action Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(4)
Bob Sasser	—	— (5)	$280,500	$1,320,000	$2,722,500	—	—	—	—	—	—	$—
	—	— (6)	50,000	200,000	400,000
	4/1/2011	3/16/2011					52,890	52,890				2,999,921
	7/1/2011	6/16/2011				733	2,931	5,862	—	—	—	193,937

Kevin Wampler	—	— (5)	69,936	329,000	678,586	—	—	—	—	—	—	—
	—	— (6)	25,000	100,000	200,000
	4/1/2011	3/16/2011					13,660	13,660				774,795
	7/1/2011	6/16/2011	—	—	—	366	1,465	2,930	—	—	—	99,957

Gary Philbin	—	— (5)	93,000	437,500	902,375	—	—	—	—	—	—	—
	—	— (6)	31,250	125,000	250,000
	4/1/2011	3/16/2011					19,390	19,390				1,099,801
	7/1/2011	6/16/2011	—	—	—	458	1,832	3,664	—	—	—	124,997

Bob Rudman	—	— (5)	80,352	378,000	779,652	—	—	—	—	—	—	—
	—	— (6)	25,000	100,000	200,000
	4/1/2011	3/16/2011					15,865	15,865				899,863
	7/1/2011	6/16/2011	—	—	—	366	1,465	2,930	—	—	—	96,936

Stephen White	—	— (5)	54,312	255,500	526,987	—	—	—	—	—	—	—
	—	— (6)	12,500	50,000	100,000
	4/1/2011	6/16/2011	—	—	—	—	7,315	7,315	—	—	—	414,907
	7/1/2011	6/16/2011				183	732	1,464				49,944

Footnotes to the Grants of Plan-Based Awards Table:

(1)          The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)          Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” For 2011, bonuses were targeted at 120% of salary for the CEO and 70% for other Named Executive Officers, with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)          This column represents awards of performance-based restricted stock units granted on April 1, 2011 and the performance-based equity portion of the award granted under the LTPP on July 1, 2011. The awards granted on April 1, 2011 will vest in approximately three equal installments over three years only upon the certification by the Compensation Committee that the company achieved its 2011 performance target goal and upon the executives remaining with the company through the vesting date. The awards granted on July 1, 2011 are based on a three-year performance cycle beginning on January 30, 2011 through February 1, 2014 and will cliff vest only upon certification by the Compensation Committee that the company achieved its performance goal and upon the executive remaining with the company through the vesting date.

(4)          This column shows the full grant date fair value under FASB ASC Topic 718 of performance-based restricted stock units (PSUs) and performance-based restricted stock units under the new three-year LTPP that were granted in 2011. For PSUs and the LTPP equity grant, fair value is calculated using the closing price of our stock on the grant date. The closing price of our stock for PSUs granted on April 1, 2011 was $56.72 and the closing price of our stock for the LTPP equity awards granted on July 1, 2011 was $68.23. Pursuant to FASB ASC Topic 718, upon an executive becoming retirement eligible, the expense that is associated with any unvested RSU awards are fully expensed as of the date of the executive’s retirement eligibility. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. These amounts reflect our accounting expense, and do not correspond to the actual value that may be realized by the named executives.

(5)          MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee.

(6)          Pursuant to our new Long Term Performance Plan, the Compensation Committee approved three-year performance based total target award values for each of our Named Executive Officers and the award was divided equally between a performance bonus and restricted stock units to be effective on July 1, 2011. The amounts included in this row represent the fifty percent (50%) granted as a performance bonus. The percentage of the target performance bonus earned will be based on the level at which the Company achieves its three year cumulative performance goal for the performance period from January 30, 2011 through February 1, 2014. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2014, when the achievement level is available and certified by the Committee.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs and PSUs with service requirements that have not been met. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 28, 2012, which was $84.64. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bob Sasser	3/14/2008	32,001	—	—	$17.82	3/14/2018	—	$—	—	$—
	4/1/2009	—	—	—	—	—	25,000	2116,000	—	—
	3/26/2010	—	—	—	—	—	50,000	4,232,000	—	—
	4/1/2011								52,890	4,476,610
	7/1/2011								2,931	248,080

Kevin Wampler	1/30/2009	10,000	20,000	—	28.47	1/30/2019	7,500	634,800	—	—
	1/30/2009						—	—	—	—
	4/1/2009	—	—	—	—	—	7,500	634,800	—	—
	3/26/2010	—	—	—	—	—	15,000	1,269,600	—	—
	4/1/2011	—	—	—	—	—	—	—	13,660	1,156,182
	7/1/2011	—	—	—	—	—	—	—	1,465	123,998

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary Philbin	4/1/2009	—	—	—	$—	—	9,000	$761,760	—	$—
	3/26/2010	—	—	—	—	—	18,000	1,523,520	—	—
	4/1/2011	—	—	—	—	—	—	—	19,390	1,641,170
	7/1/2011	—	—	—	—	—	—	—	1,832	155,060

Bob Rudman	4/1/2009	—	—	—	—	—	7,500	634,800	—	—
	3/26/2010	—	—	—	—	—	15,000	1,269,600	—	—
	4/1/2011	—	—	—	—	—	—	—	15,865	1,342,814
	7/1/2011	—	—	—	—	—	—	—	1,465	123,998

Stephen White	4/1/2009	—	—	—	—	—	4,000	338,560	—	—
	3/26/2010	—	—	—	—	—	8,000	677,120	—	—
	4/1/2011	—	—	—	—	—	—	—	7,315	619,142
	7/1/2011	—	—	—	—	—	—	—	732	61,956

Footnotes to Outstanding Equity Awards Table:

(1)   Options awarded in the spring of 2008 and 2009, will vest and become exercisable in three approximately equal installments over three years, beginning on the first anniversary of the grant. Options expire ten years from date of grant, or earlier for reasons other than death, disability or retirement.

(2)   The PSUs awarded in the spring of 2011 are based on the achievement of certain performance goals for fiscal year ending January 28, 2012 and will vest in three approximately equal installments over three years provided that the Compensation Committee certify in March 2012 that performance was met and the Named Executive Officers remain continuously employed with the company through the vesting date. The Compensation Committee certified in March 2011 and March 2010 that the PSUs awarded in the spring of 2010 and 2009 achieved the established  performance goal in fiscal years ended January 29, 2011 and January 30, 2010. These awards will vest in three approximately equal installments over three years provided the NEOs remain continuously employed with the company through the vesting dates. The performance based restricted stock units granted in July 2011 under the LTPP are based on the achievement of a three year cumulative performance goal for the performance period from January 30, 2011 through February 1, 2014. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2014, when the achievement level is available and certified by the Committee

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 28, 2012. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	—	$—	64,251	$3,570,984
Kevin Wampler	30,000	1,035,804	22,500	1,222,725
Gary Philbin	9,500	494,616	22,251	1,238,042
Bob Rudman	9,000	319,003	19,001	1,056,474
Stephen White	6,250	284,688	9,665	538,123

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and all amounts are immediately distributed upon a change in control of the company.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$—	$—	$—	$—	$—
Kevin Wampler	70,598	—	380	—	178,985
Gary Philbin	—	—	21,427	—	407,746
Bob Rudman	—	—	—	—	—
Stephen White	36,000	—	917	27	496,162

Footnotes to Non-Qualified Deferred Compensation Table:

(1)          Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)          We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)          Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control

We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. In early 2007, we entered into change in control agreements with our named executive officers as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 35. Also see the “Severance Plans” section on page 25 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2011. These tables include those items which would provide incremental value to the executive.  In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason

RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination. In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

Death, Disability or Retirement or Change in Control without Termination

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Performance- Based Options and Stock Awards (3)	Bonus Award under Long-Term Performance Plan (4)	Total
Bob Sasser	$2,138,307	$6,348,000	$4,724,689	$200,000	$13,410,996
Kevin Wampler	1,123,400	2,539,200	1,280,180	100,000	5,042,780
Gary Philbin	—	2,285,280	1,796,230	125,000	4,206,510
Bob Rudman	—	1,904,400	1,466,811	100,000	3,471,211
Stephen White	—	1,015,680	681,098	50,000	1,746,778

(1)          Under the terms of our outstanding option award agreements, unvested options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of options in its discretion. The above amounts assume that, in all cases, unvested options become vested. All options, whether previously vested or accelerated by the triggering event, remain exercisable for periods ranging from 90 days to the normal expiration date, which is ten years after grant. Intrinsic value of unvested options reflects the difference between year end fair market value and the exercise price for unvested in-the-money options. See the Outstanding Equity Awards Table for details.

(2)          Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of January 28, 2012, which was $84.64.

(3)          This column includes PSUs for which the performance measurements had been met as of the end of the fiscal year but which had not yet been certified by the action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column also includes the target value of equity awards granted under the new three-year LTPP for which performance measurements and service requirements that had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

(4)          This column reflects the target value of the performance bonus granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the Omnibus Incentive Plan, 2004 Executive Officer Equity Plan, the 2003 Equity Incentive Plan and the 1995 Stock Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

Under the Omnibus Incentive Plan, which is the only plan from which we currently make awards, accelerated vesting of equity awards upon a change in control shall occur in the event of an involuntary termination of service not for cause or for good reason within twenty-four months after a change in control. However, the Compensation Committee retains the discretion to accelerate the vesting of equity awards upon a change in control whether or not resulting in termination. “Change in control” is defined as:

•                  the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•                  the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•                  a successful tender offer for our common stock, after which the tendering party holds more than a stated percentage of our issued and outstanding common stock, or

•                  a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, a stated percentage of the outstanding shares of the surviving company after the transaction.

As of June 19, 2008, the definition of change of control as defined in the award agreements with named executive officers is triggered only by an actual change of control (and not merely shareholder approval of such change). In addition, the portion of the definition relating to a change in voting power uses a “greater than 50%” threshold instead of “greater than 30%.”

Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture upon, and a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

In March 2007, as a part of its in-depth review of our compensation structure, the Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•                  Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•                  Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•                  “Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than a stated percentage of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

In June 2008, the company updated its Corporate Governance Guidelines to reflect that all retention agreements entered into with named executive officers after June 19, 2008 or the modification of any existing agreements, shall be subject to the requirement that an actual change of control shall be required (and not merely shareholder approval of such change) and the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.”

Change in Control with Termination

Name	Change in Control Benefit	Earned but Unpaid Bonus (1)	Value of Unvested Options and Stock Awards (2)	Value of Performance- Based Options and Stock Awards (3)	Bonus Award under Long- Term Performance Plan (4)	Total
Bob Sasser	$7,259,861	$1,813,020	$8,486,307	$4,724,689	$200,000	$22,483,877
Kevin Wampler	1,349,256	445,983	3,662,600	1,280,180	100,000	6,838,019
Gary Philbin	1,761,894	595,688	2,285,280	1,796,230	125,000	6,564,092
Bob Rudman	1,517,462	513,540	1,904,400	1,466,811	100,000	5,502,213
Stephen White	1,042,860	345,400	1,015,680	681,098	50,000	3,135,038

(1)                                  The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)                                  Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)                                  This column reflects the value of unvested performance-based options and PSUs based on fair market value as of fiscal year end. The related performance goal had been met as of the end of the fiscal year but the awards had not been certified by action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column also includes the target value of equity awards granted under the new three-year LTPP for which performance measurements and service requirements that had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

(4)                                  This column reflects the target value of the performance bonus granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices.   The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Leases

We lease two stores from DMK Associates, a partnership indirectly wholly owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $216,000 in 2011. One of the two store leases with DMK Associates expired in November 2011. The other store lease expires in March 2017 and we have future rental commitments of $590,000 for this store. While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares our common stock beneficially owned on April 13, 2012 by:

•                  each of the Directors and nominees for director;

•                  each of the Named Executive Officers;

•                  all Directors and Executive Officers as a group; and

•                  each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 115,972,594 shares of our stock outstanding as of April 13, 2012.

	Beneficial Ownership (1)
Directors and Executive Officers	Shares		Percent
Arnold S. Barron	18,795	(2)	*
Macon F. Brock, Jr.	1,093,157	(3)	*
Mary Anne Citrino	29,737	(4)	*
H. Ray Compton	158,998	(5)	*
Conrad M. Hall	12,767	(6)	*
Lemuel E. Lewis	16,442	(7)	*
J. Douglas Perry	797,323	(8)	*
Bob Sasser	79,336	(9)	*
Thomas A. Saunders III	1,252,645	(10)	1.0%
Thomas E. Whiddon	15,000	(11)	*
Carl P. Zeithaml	7,374	(12)	*
Gary M. Philbin	47,139	(13)	*
Robert H. Rudman	3,821	(14)	*
Kevin S. Wampler	83,539	(15)	*
Stephen White	6,714	(16)	*
All current Directors and Executive Officers (15 persons)	3,622,787		3.1%

Other 5% Shareholders
FMR LLC	15,539,570	(17)	13.3%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc.	7,671,753	(18)	6.6%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	6,738,403	(19)	5.8%
100 Vanguard Blvd
Malvern, PA 19355

* less than 1%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)	Includes 8,795 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(3)

Includes 244,395 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 15,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, and 61,500 shares issuable within 60 days upon exercise of stock options, but excludes 3,175 shares underlying otherwise unvested restricted stock units and 617,186 shares owned by Mr. Brock’s wife.

(4)

Includes 6,850 shares issuable upon exercise of stock options, and 22,887 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)

Includes 112,499 shares owned by a trust for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power and 9,000 shares issuable upon exercise of stock options.

(6)

Includes 2,280 shares owned by a private foundation over which Mr. Hall has the power to vote and dispose of the shares on behalf of the foundation, and 2,987 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)	Represents 16,442 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(8)

Includes 471,042 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee and 835 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(9)	Includes 32,001 shares issuable within 60 days upon exercise of stock options, but excludes 103,405 shares underlying otherwise unvested restricted stock units.
(10)	Includes 31,878 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 110,724 shares issuable upon exercise of stock options.
(11)	Includes 9,000 shares issuable upon exercise of stock options.
(12)	Represents 7,374 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(13)	Excludes 38,835 shares underlying otherwise restricted stock units.
(14)	Excludes 32,238 shares underlying otherwise restricted stock units.
(15)

Includes 30,000 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 29,033 shares underlying unvested stock options or restricted stock units.

(16)	Excludes 15,926 shares underlying otherwise unvested stock options or restricted stock units.
(17)	Includes shares held or controlled by FMR, LLC. Based on Schedule 13G/A filed on February 14, 2012 by FMR in connection with its beneficial ownership at December 31, 2011.
(18)

Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Ltd and BlackRock Investment Management UK Ltd. Based on Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc. for the period ended December 30, 2011.

(19)	Includes shares held or controlled by The Vanguard Group, Inc. and its subsidiary. Based on Schedule 13G filed on February 8, 2012 by The Vanguard Group, Inc.. for the period ended December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2011, except for Raymond Hamilton who had one Form 4 transaction that was inadvertently filed late.

Equity Compensation Plan Information

The following table summarizes information regarding shares issuable as of January 28, 2012, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan category	(a)	(b)	(c)
Plans approved by security holders (1)	1,968,934	$20.29	10,685,060

(a)          Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of January 28, 2012.

(b)         Not included in the calculation of weighted average exercise price are (i) 1,255,725 restricted stock units and (ii) 57,656 deferred shares.

(c)          Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our Employee Stock Purchase Plan and our 2003 Director Deferred Compensation Plan. Out of the 10,685,060 shares remaining available for future issuance, 420,293 represent the number of shares remaining available for future issuance under our Employee Stock Purchase Plan as of January 28, 2012.

(1)          Equity-based plans approved by our shareholders include: the Amended and Restated Stock Option Plan, the Stock Incentive Plan, the Step Ahead Long-Term Incentive Plan (which expired in 2002), the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2003 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan), and the Omnibus Incentive Plan.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that shareholders will have an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of named executive officers as disclosed in the Proxy Statement in accordance with the SEC’s rules.

As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance. Please read our Compensation Discussion and Analysis beginning on page 18 and the tables and narrative that follow for additional details about our executive compensation program.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this Proxy Statement. Accordingly, the Company is asking its shareholder to vote “FOR” the following resolution at the 2012 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this Proxy Statement.”

The advisory vote on the executive compensation program will be passed if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3  — RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF KPMG LLP AS OUR INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP to serve as our independent registered public accounting firm for fiscal year 2012. KPMG has served as our independent registered public accounting firm since 1986.  You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2012.

Shareholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Company is submitting the selection of KPMG to its shareholders for ratification as a matter of good corporate governance. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm.  A representative of KPMG will be present at the 2012 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 28, 2012 and January 29, 2011; the audit of our internal control over financial reporting as of January 28, 2012 and January 29, 2011; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2011 and 2010, as well as fees paid to KPMG for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2011	Fiscal 2010
Audit fees	$1,056,400	$1,132,088
Audit-related fees (a)	17,500	42,382
Tax fees	0	30,000
All other fees	0	0
Total fees	1,073,900	1,204,470

(a)          Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2011, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

OTHER MATTERS

Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 28, 2012, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction.  Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320.  Our SEC filings, including exhibits, are also available online at our company website, www.DollarTreeinfo.com, under the heading “Investor Relations.”

By order of the Board of Directors,

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 18, 2012

DOLLAR TREE, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 14, 2012.

Vote by Internet

   • Go to www.investorvote.com/DLTR

   • Or scan the QR code with your smartphone

   • Follow the steps outlined on the secure website

Vote by telephone

   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

   • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

1. Election of Directors. Nominees:	For	Withhold

01 - Arnold S. Barron	☐	☐

02 - Macon F. Brock, Jr.	☐	☐

03 - Mary Anne Citrino	☐	☐

04 - J. Douglas Perry	☐	☐

05 - Thomas A. Saunders III	☐	☐

06 - Thomas E. Whiddon	☐	☐

07 - Carl P. Zeithaml	☐	☐

	For	Against	Abstain

2. To Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers.	☐	☐	☐

	For	Against	Abstain

3. To Ratify the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

B Non-Voting Items

Change of Address – Please print new address below.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting, June 14, 2012

The undersigned hereby appoints Macon F. Brock, Jr. and James A. Gorry, III, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464, on Thursday, June 14, 2012 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.